Exhibit 99.1

Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	303/293-5563	303/675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2013 Second Quarter Financial Results

•                  Net income growth of $1.5 million from prior linked quarter, or 68.0%

•                  Year-to-date loan growth of $81.8 million, or 14.2% annualized

•                  Significantly improved tax-equivalent efficiency ratio to 65.6% from 73.4% in the prior linked quarter

•                  Favorable decline in nonperforming assets of 35.3% during the second quarter

•                  Paid first dividend of 2.5 cents per share in May 2013

DENVER, July 17, 2013 -  Guaranty Bancorp (Nasdaq: GBNK), a community bank holding company based in Colorado, today announced second quarter 2013 net income of $3.8 million, or $0.18 earnings per basic and diluted common share. Net income for the same quarter in 2012 was $6.2 million, or $0.30 earnings per basic and diluted common share (1). The second quarter 2012 net income was impacted by two significant items - a $5.7 million reversal of expense related to the remaining deferred tax valuation allowance, partially offset by a $2.8 million impairment on bank facilities. The Company’s pre-tax operating earnings (2) of $5.3 million in the second quarter 2013 improved by $1.7 million compared to the same quarter in 2012.

The $1.7 million increase in pre-tax operating earnings in the second quarter 2013 as compared to the same quarter in the prior year was due mostly to a $0.4 million increase in net interest income due primarily to lower interest costs; $0.4 million of increased asset management fees resulting from the purchase of Private Capital Management (“PCM”) in July 2012; $0.3 million in increased gain on sale of SBA loans and a net reduction in noninterest expense.

“The experienced team we have assembled is successfully executing on our business strategies by attracting new customers and expanding current relationships across our markets,” said Paul W. Taylor, President and CEO. “In addition, our continued focus on driving noninterest income and managing our expenses resulted in a $1.5 million increase to our net income for the quarter. As the Colorado economy continues to improve, we are seeing greater business and consumer confidence as evidenced by elevated utilization of our outstanding lines of credit.”

Mr. Taylor continued, “We grew loans by 14.2% for the first six months of 2013, annualized, while maintaining our overall net interest margin during the same period. Commercial loan growth continues to be strong with a 27.9% annualized increase for the first six months of 2013. Our nonperforming assets declined 35.3% to $26.0 million resulting in a decline in nonperforming assets as a percentage of total assets to 1.4% from 2.2% at the end of the prior quarter. Our tax-equivalent efficiency ratio improved to 65.6% from 73.4% during the second quarter due to the combination of our reduced credit costs; strong loan growth and significant increases in noninterest income.”

(1)         Share and per share numbers used throughout this release, including earnings per share, tangible book value per share and book value per share reflect the Company’s 1-for-5 reverse stock split, which was effective May 20, 2013.

(2)         “ Pre-tax operating earnings” is considered a “non-GAAP” financial measure, which we define as income before income taxes adjusted for (if any) provision (credit) for loan losses, other real estate owned expenses, debt termination expenses, acquisition, reorganization and integrations costs and securities gains and losses.  More information regarding this measure and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures in this release.

For the six months ending June 30, 2013, pre-tax operating earnings increased $2.1 million to $9.4 million as compared to $7.3 million for the six months ending June 30, 2012. The increase in pre-tax operating earnings was mostly due to a $1.6 million improvement in noninterest income, due to a $1.0 million increase in investment advisory fees and increases in other service fee income, as well as a $0.4 million increase in net interest income. For the six months ending June 30, 2013, net income was $6.1 million, or $0.29 earnings per basic and diluted share compared to net income of $9.1 million, or $0.44 earnings per basic and diluted share for the same period in 2012. The net income for the first six months of 2012 included a $5.7 million reversal of the remaining deferred tax valuation allowance, partially offset by a $2.8 million impairment on bank facilities during the second quarter 2012.

Key Financial Measures

Income Statement

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands, except per share amounts)
Net income	$3,818	$2,272	$6,192	$6,090	$9,109
Earnings per common share	$0.18	$0.11	$0.30	$0.29	$0.44
Return on average assets	0.83%	0.51%	1.46%	0.67%	1.09%
Net interest margin	3.61%	3.61%	3.86%	3.61%	3.90%
Efficiency ratio (tax equivalent)	65.62%	73.39%	74.70%	69.38%	73.74%

Balance Sheet

	June 30,	December 31,	Percent	June 30,	Percent
	2013	2012	Change	2012	Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$30,613	$163,217	(81.2)%	$137,133	(77.7)%
Total investments	484,971	458,927	5.7%	398,151	21.8%
Total loans, net of unearned loan fees	1,240,555	1,158,749	7.1%	1,110,161	11.7%
Allowance for loan losses	(20,218)	(25,142)	(19.6)%	(29,307)	(31.0)%
Total assets	1,866,128	1,886,938	(1.1)%	1,750,539	6.6%
Average earning assets, quarter-to-date	1,746,949	1,740,273	0.4%	1,602,777	9.0%
Average assets, quarter-to-date	1,848,644	1,843,212	0.3%	1,706,862	8.3%
Total deposits	1,449,251	1,454,756	(0.4)%	1,378,937	5.1%
Book value per common share	8.66	8.89	(2.6)%	8.48	2.1%
Tangible book value per common share	8.29	8.45	(1.9)%	8.08	2.6%
Equity ratio - GAAP	9.93%	9.97%	(0.4)%	10.29%	(3.5)%
Tangible common equity ratio	9.55%	9.53%	0.2%	9.85%	(3.0)%
Total risk-based capital ratio	14.96%	16.27%	(8.1)%	16.50%	(9.3)%

Net Interest Income and Margin

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands)
Net interest income	$15,739	$15,378	$15,383	$31,117	$30,683
Interest rate spread	3.41%	3.35%	3.53%	3.38%	3.57%
Net interest margin	3.61%	3.61%	3.86%	3.61%	3.90%
Net interest margin, fully tax equivalent	3.72%	3.72%	3.95%	3.72%	3.99%
Average cost of deposits (including noninterest bearing deposits)	0.17%	0.18%	0.21%	0.18%	0.22%

Net interest income increased by $0.4 million to $15.7 million in the second quarter 2013 compared to the first quarter 2013, and increased by $0.4 million compared to the second quarter 2012. Second quarter 2013 net interest margin remained consistent with the first quarter 2013 at 3.61% and decreased 25 basis points from 3.86% in the second quarter 2012.

Second quarter 2013 net interest margin was unchanged as compared to the prior linked quarter. The decline in net interest margin in the second quarter 2013 as compared to the same quarter in 2012 was the result of a 43 basis point decline in the yield on earnings assets, partially offset by a 31 basis point decline in the cost of interest bearing liabilities.

The increase in net interest income of $0.4 million in the second quarter 2013 as compared to the prior linked quarter was the result of an increase in interest income of $0.2 million and a decline in interest expense of $0.2 million. The increase in interest income as compared to prior quarter was mostly due to an increase in average loans of $50.7 million. The decline in interest expense as compared to prior quarter was primarily due to the prepayment of $15.0 million in fixed, high-cost trust preferred securities (“TruPS”) and related subordinated debentures in the first quarter 2013.

The increase in net interest income of $0.4 million in the second quarter 2013 as compared to the same quarter in 2012 was the result of a decline in interest expense of $0.6 million, partially offset by a $0.2 million decrease in interest income. The decrease in interest expense as compared to the second quarter 2012 was primarily the result of the prepayment of $15.0 million in fixed, high-cost TruPS and related subordinated debentures in the first quarter 2013 as well as a two basis point decrease in the average cost of deposits.

Net interest income increased $0.4 million for the first six months of 2013 to $31.1 million from $30.7 million for the same period in 2012 due mostly to lower interest costs. Net interest margin declined 29 basis points to 3.61% for the first six months in 2013 from 3.90% for the first six months in 2012. Interest expense decreased $1.1 million, or 22.3%, in the first six months of 2013 as compared to the same period in 2012 mostly due to the prepayment of $15.0 million in fixed, high-cost TruPS and related subordinated debentures in the first quarter 2013 combined with a decline in the average interest bearing liabilities of seven basis points to 0.28% in the first six months of 2013 from 0.35% for the same period in 2012. The decline in interest expense for the first six months of 2013 as compared to the same period in 2012 was partially offset by lower interest income caused by lower yields on earning assets.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(In thousands)
Noninterest income:
Customer service and other fees	$3,018	$2,620	$2,382	$5,638	$4,653
Gain on sale of securities	54	—	342	54	964
Gain on sale of SBA loans	287	136	—	423	—
Other	352	194	187	546	393
Total noninterest income	$3,711	$2,950	$2,911	$6,661	$6,010

Noninterest income improved $0.8 million, or 25.8% to $3.7 million in the second quarter 2013 as compared to both the prior linked quarter and the same quarter in 2012. The increase in noninterest income as compared to the prior linked quarter was mostly due to an improvement in customer service fees of $0.4 million, net gains on sales of small business administration loans (“SBA”) of $0.2 million, gains on sales of securities of $0.1 million and an increase of $0.1 million related to the purchase of an additional $15.0 million in bank owned life insurance (“BOLI”) during the second quarter 2013. The increase in customer service fees of $0.4 million during the second quarter 2013 was mostly related to service fee increases, an improvement in card interchange income and increased fee income generated by PCM, mostly due to growth in assets under management.

The improvement in noninterest income of $0.8 million in the second quarter 2013 as compared to the same quarter in 2012 was mostly due to a $0.4 million increase in fee income generated by PCM, which was acquired in July 2012, an increase in gains on sales of SBA loans of $0.3 million and an increase in other noninterest income of $0.2 million, mostly related to the purchase of an additional $15.0 million in BOLI during the second quarter 2013. These favorable increases were partially offset by a decline in net gains on sales of securities of $0.3 million.

Assets under management by PCM increased by $20.6 million, or 9.7%, to $232.8 million as of June 30, 2013 as compared to $212.2 million at March 31, 2013, and increased by $68.1 million, or 41.3%, since acquisition in July 2012. PCM has contributed approximately $1.3 million to noninterest income since acquisition.

Excluding net gains on sales of securities of $0.9 million, noninterest income increased $1.6 million to $6.6 million as compared to $5.0 million during the same period in the prior year. This increase was primarily due to an increase in customer service fees of $1.0 million, mostly related to PCM fees of $0.7 million and increased analysis and card interchange income; gains on sales of SBA loans of $0.4 million, and an increase in BOLI income of $0.1 million due to the $15.0 million purchase of additional BOLI during the second quarter 2013.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$7,213	$7,441	$6,614	$14,654	$13,471
Occupancy expense	1,598	1,612	1,972	3,210	3,991
Furniture and equipment	745	761	783	1,506	1,604
Amortization of intangible assets	706	707	761	1,413	1,523
Other real estate owned	(257)	334	461	77	813
Insurance and assessment	641	608	881	1,249	1,689
Professional fees	853	911	856	1,764	1,484
Prepayment penalty on long term debt	—	629	—	629	—
Impairment of long-lived assets	—	—	2,750	—	2,750
Other general and administrative	2,380	2,189	2,438	4,569	4,673
Total noninterest expense	$13,879	$15,192	$17,516	$29,071	$31,998

Noninterest expense decreased $1.3 million to $13.9 million in the second quarter 2013 as compared to $15.2 million in the first quarter 2013 and decreased $3.6 million as compared to $17.5 million in the second quarter 2012.

The decrease in noninterest expense in the second quarter 2013 as compared to the prior linked quarter was primarily due to declines in OREO expenses of $0.6 million, related to net gains on sales and declines in valuation adjustments of several properties and the prepayment penalty of $0.6 million on the early redemption of $15.0 million of fixed, high-cost TruPS and related subordinated debentures during the first quarter 2013.

Excluding the impairment on long-lived assets of $2.8 million related to the closure of two branches in 2012, the decrease in noninterest expense of $0.9 million in the second quarter 2013 as compared to the same quarter in the prior year was mostly due to declines in OREO expenses of $0.7 million, related to net gains on sales and declines in valuation adjustments on several properties and a decline in occupancy expense of $0.4 million, primarily related to branch closures in 2012. These declines in noninterest expense were partially offset with increases in salary and employee benefit expense of $0.6 million, largely due to timing differences in our self-funded medical plan and base salary increases in 2013.

Excluding the impairment on long-lived assets of $2.8 million recognized in June 2012 and the prepayment penalty of $0.6 million on the early redemption of certain of our TruPS and related subordinated debentures recognized in March 2013, discussed above, noninterest expense decreased $0.8 million, or 2.8% for the first six months of 2013 as compared to the same period in 2012. This decrease was mostly related to declines in occupancy expense of $0.8 million, primarily due to the closure of six branches during 2012; OREO expenses of $0.7 million, related to an increase in net gains on sales; and lower insurance and assessments of $0.4 million, primarily due to decreased FDIC premiums. Partially offsetting these decreases in noninterest expense was an increase in salary and employee benefits of $1.2 million, primarily due to increased base salaries and incentives, increases in equity compensation expense and timing differences in our self-funded medical plan.

Balance Sheet

	June 30,	December 31,	Percent	June 30,	Percent
	2013	2012	Change	2012	Change
	(Dollars in thousands, except per share amounts)
Total assets	$1,866,128	$1,886,938	(1.1)%	$1,750,539	6.6%
Average assets, quarter-to-date	1,848,644	1,843,212	0.3%	1,706,862	8.3%
Total loans, net of unearned loan fees	1,240,555	1,158,749	7.1%	1,110,161	11.7%
Total deposits	1,449,251	1,454,756	(0.4)%	1,378,937	5.1%

Equity ratio - GAAP	9.93%	9.97%	(0.4)%	10.29%	(3.5)%
Tangible common equity ratio	9.55%	9.53%	0.2%	9.85%	(3.0)%

At June 30, 2013, the Company had total assets of $1.9 billion, which represented a $20.8 million decrease as compared to December 31, 2012 and a $115.6 million increase as compared to June 30, 2012. The decrease in total assets from year end 2012 consisted primarily of decreases in cash and time deposits with banks of $135.6 million and OREO of $13.1 million. These declines were mostly offset by increases in loans, net of unearned fees, of $81.8 million, investments of $26.0 million, BOLI of $15.3 million and a decrease in the allowance for loan losses of $4.9 million. As compared to June 30, 2012, the increase in total assets was mostly due to increases in loans, net of unearned fees, of $130.4 million, investments of $86.8 million, BOLI of $15.6 million and a decrease in the allowance for loan losses of $9.1 million. These increases were partially offset by decreases in cash and time deposits with banks of $106.5 million and OREO of $18.2 million.

The following table sets forth the amounts of loans outstanding at the dates indicated:

	June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2012
	(In thousands)
Commercial and residential real estate	$787,210	$760,735	$737,537	$730,324
Construction	71,833	63,732	72,842	46,413
Commercial	270,069	246,883	237,199	216,974
Agricultural	10,922	9,787	9,417	10,712
Consumer	63,368	62,828	63,095	64,976
SBA	35,548	35,671	37,207	39,089
Other	2,625	2,361	3,043	3,458
Gross loans	1,241,575	1,181,997	1,160,340	1,111,946
Unearned loan fees	(1,020)	(1,390)	(1,591)	(1,785)
Loans, net of unearned loan fees	$1,240,555	$1,180,607	$1,158,749	$1,110,161

For the quarter ending June 30, 2013, loans, net of unearned fees grew $59.9 million, or 5.1% as compared to the prior linked quarter and grew $81.8 million as compared to December 31, 2012, or 14.2% on an annualized basis. As compared to the second quarter 2012, loans, net of unearned fees, grew $130.4 million, or 11.7%. The growth in loans was primarily the result of new customer acquisition, reflected in continued growth in new commitments, supplemented by increased utilization of existing lines of credit and declining loan payoffs.

On a linked quarter basis, the increase in loans during the second quarter 2013 was primarily due to increases in commercial and residential real estate loans of $26.5 million, mostly as a result of growth in jumbo mortgages of $25.2 million combined with growth in commercial loans of $23.2 million.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	June 30,	March 31,	December 31,	June 30,
	2013	2013	2012	2012
	(In thousands)
Noninterest bearing deposits	$505,782	$520,008	$564,215	$546,229
Interest-bearing demand and NOW	332,541	299,010	285,679	270,940
Money market	319,957	326,767	312,724	280,767
Savings	105,853	107,675	100,704	97,497
Time	185,118	188,857	191,434	183,504
Total deposits	$1,449,251	$1,442,317	$1,454,756	$1,378,937

Non-maturing deposits increased $10.7 million in the second quarter 2013 as compared to the first quarter 2013 and increased $68.7 million, or 5.7%, as compared to the second quarter 2012. Time deposits decreased $3.7 million as of June 30, 2013 as compared to March 31, 2013 and increased $1.6 million as compared to June 30, 2012. At June 30, 2013, noninterest-bearing deposits as a percentage of total deposits was 34.9% as compared to 36.1% at March 31, 2013 and 39.6% at June 30, 2012.

During the second quarter 2013, securities sold under agreements to repurchase decreased $35.9 million from March 31, 2013 and increased $11.9 million from June 30, 2012 to $24.9 million at June 30, 2013. The decrease from the first quarter 2013 was primarily related to a single depositor whose balance was re-deployed into the depositor’s operations during the second quarter 2013, as expected.

Total borrowings were $167.9 million at June 30, 2013 consisting of $110.2 million of term borrowings and $57.7 million of advances on our line of credit both with the Federal Home Loan Bank (“FHLB”). Total borrowings were $110.2 million at March 31, 2013 and June 30, 2012, respectively, and consisted of term notes with the FHLB.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at June 30, 2013	Ratio at December 31, 2012	Minimum Capital Requirement	Minimum Requirement for “Well- Capitalized” Institution
Total Risk-Based Capital Ratio
Consolidated	14.96%	16.27%	8.00%	N/A
Guaranty Bank and Trust Company	14.37%	15.52%	8.00%	10.00%

Tier 1 Risk-Based Capital Ratio
Consolidated	13.71%	15.02%	4.00%	N/A
Guaranty Bank and Trust Company	13.12%	14.26%	4.00%	6.00%

Leverage Ratio
Consolidated	11.46%	11.93%	4.00%	N/A
Guaranty Bank and Trust Company	10.97%	11.35%	4.00%	5.00%

As compared to December 31, 2012, the declines in the consolidated total risk-based capital ratio and Tier 1 risk-based capital ratio was primarily due to the early redemption of $15.0 million of the company’s TruPS and related subordinated debentures during the first quarter 2013 and loan growth during the first six months of 2013. The redemption of the TruPS and related subordinated debentures was funded by a dividend from the Bank. All three ratios continue to remain well above the minimum capital requirements for holding companies and well capitalized requirements for banks.

Asset Quality

The following table presents select asset quality data as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
	(Dollars in thousands)
Nonaccrual loans and leases	$19,430	$31,482	$13,692	$21,185	$21,291
Accruing loans past due 90 days or more (1)	84	40	224	543	—

Total nonperforming loans (NPLs)	$19,514	$31,522	$13,916	$21,728	$21,291
Other real estate owned and foreclosed assets	6,460	8,606	19,580	23,532	24,640

Total nonperforming assets (NPAs)	$25,974	$40,128	$33,496	$45,260	$45,931

Total classified assets	$36,590	$52,535	$58,635	$74,514	$77,910

Accruing loans past due 30-89 days (1)	$6,873	$3,686	$4,270	$7,678	$18,448

Allowance for loan losses	$20,218	$24,060	$25,142	$28,597	$29,307

Selected ratios:
NPLs to loans, net of unearned loan fees	1.57%	2.67%	1.20%	1.94%	1.92%
NPAs to total assets	1.39%	2.18%	1.78%	2.47%	2.62%
Allowance for loan losses to NPLs	103.61%	76.33%	180.67%	131.61%	137.65%
Allowance for loan losses to loans, net of unearned loan fees	1.63%	2.04%	2.17%	2.56%	2.64%
Loans 30-89 days past due to loans, net of unearned loan fees	0.55%	0.31%	0.37%	0.69%	1.66%
Texas ratio (2)	11.70%	18.17%	14.37%	19.49%	19.92%
Classified asset ratio (3)	16.48%	23.78%	25.16%	32.10%	33.79%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(3)Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans by class as of the dates indicated:

June 30, 2013	30-89 Days Past Due	90 days + Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$3,762	$—	$5,926	$9,688	$786,563
Construction	—	—	10,812	10,812	71,774
Commercial	2,958	84	865	3,907	269,847
Consumer	153	—	810	963	63,316
Other	—	—	1,017	1,017	49,055
Total	$6,873	$84	$19,430	$26,387	$1,240,555

December 31, 2012	30-89 Days Past Due	90 days + Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$832	$224	$8,034	$9,090	$736,524
Construction	—	—	—	—	72,742
Commercial	2,671	—	3,005	5,676	236,874
Consumer	140	—	1,332	1,472	63,009
Other	627	—	1,321	1,948	49,600
Total	$4,270	$224	$13,692	$18,186	$1,158,749

At June 30, 2013, classified assets as a percentage of capital and allowance for loan losses were 16.5%, a favorable decline from 25.2% at December 31, 2012 and 33.8% at June 30, 2012. Overall classified assets declined by $16.0 million, or 30.4%, during the second quarter 2013, and decreased by $41.3 million, or 53.0%, for the twelve months ended June 30, 2013.

During the second quarter 2013, nonperforming assets decreased $14.2 million as compared to the prior quarter primarily due to the decrease in nonaccrual loans. The decrease in nonaccrual loans was related to a negotiated payoff and partial charge-off of an out-of-state loan participation purchased nearly five years ago.

Net charge-offs in the second quarter 2013 were $3.8 million as compared to $1.1 million in the first quarter 2013 and $1.3 million in the second quarter 2012. The net charge-offs in the second quarter 2013 primarily consisted of a single charge-off of $4.6 million on an out-of-state loan participation previously provided for in our allowance for loan losses, partially offset by $1.1 million in recoveries during the quarter. The coverage ratio, defined as allowance for loan losses divided by nonperforming loans, increased from 76.3% at March 31, 2013 to 103.6% at June 30, 2013. The increase in the coverage ratio reflects the reduction in nonperforming loans, as discussed above.

During the first six months of 2013, the Company did not record a provision for loan losses compared to a $1.5 million provision in the first six months of 2012. The decrease in provision for loan losses over last year reflects an overall improvement in asset quality and declines in net historical charge-offs.

Shares Outstanding

As of June 30, 2013, the Company had 21,392,485 shares of common stock outstanding, consisting of 20,373,485 shares of voting common stock and 1,019,000 shares of non-voting common stock. At June 30, 2013, total common shares outstanding include 520,682 shares of unvested stock awards.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and pre-tax operating earnings adjusted for (if any) provision (credit) for loan losses, other real estate owned expenses, debt termination expense, acquisition, reorganization and integration costs and securities gains and losses.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP pre-tax operating earnings to GAAP net income before income taxes as of the dates indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands)
Income before income taxes	$5,571	$3,136	$278	8,707	3,195
Plus:
Provision for loan losses	—	—	500	—	1,500
Expenses related to other real estate owned, net	(257)	334	461	77	813
Prepayment penalty on long term debt	—	629	—	629	—
Impairment of long-lived assets	—	—	2,750	—	2,750
Less:
Gain on sale of securities	54	—	342	54	964
Pre-tax operating earnings	$5,260	$4,099	$3,647	9,359	7,294

Weighted basic average common shares outstanding:	20,860,228	20,844,384	20,782,861	20,854,858	20,780,713
Fully diluted average common shares outstanding:	20,941,486	20,917,693	20,847,792	20,934,521	20,857,264

Pre-tax operating earnings per common share—basic:	$0.25	$0.20	$0.18	0.45	0.35
Pre-tax operating earnings per common share—diluted:	$0.25	$0.20	$0.18	0.45	0.35

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share

	June 30,	December 31,	June 30,
	2013	2012	2012
	(Dollars in thousands, except per share amounts)
Total stockholders’ equity	$185,324	$188,200	$180,121
Less: Intangible assets	(7,935)	(9,348)	(8,440)
Tangible common equity	$177,389	$178,852	$171,681

Number of common shares outstanding	21,392,485	21,169,521	21,243,138

Book value per common share	$8.66	$8.89	$8.48
Tangible book value per common share	$8.29	$8.45	$8.08

Tangible Common Equity Ratio

	June 30,	December 31,	June 30,
	2013	2012	2012
	(Dollars in thousands, except per share amounts)
Total stockholders’ equity	$185,324	$188,200	$180,121
Less: Intangible assets	(7,935)	(9,348)	(8,440)
Tangible common equity	$177,389	178,852	171,681

Total assets	$1,866,128	$1,886,938	$1,750,539
Less: Intangible assets	(7,935)	(9,348)	(8,440)
Tangible assets	$1,858,193	$1,877,590	$1,742,099

Equity ratio - GAAP (Total stockholders’ equity / total assets)	9.93%	9.97%	10.29%
Tangible common equity ratio (Tangible common equity / tangible assets)	9.55%	9.53%	9.85%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 28 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The Bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The Bank and its subsidiary also provide wealth management services, including private banking, investment management, jumbo mortgage loans and trust services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30,	December 31,	June 30,
	2013	2012	2012
	(In thousands)
Assets
Cash and due from banks	$30,613	$163,217	$137,133
Time deposits with banks	5,000	8,000	5,000
Securities available for sale, at fair value	432,218	413,382	362,039
Securities held to maturity	34,772	31,283	21,687
Bank stocks, at cost	17,981	14,262	14,425
Total investments	484,971	458,927	398,151

Loans, net of unearned loan fees	1,240,555	1,158,749	1,110,161
Less allowance for loan losses	(20,218)	(25,142)	(29,307)
Net loans	1,220,337	1,133,607	1,080,854
Premises and equipment, net	46,265	46,918	47,534
Other real estate owned and foreclosed assets	6,460	19,580	24,640
Other intangible assets, net	7,935	9,348	8,440
Securities sold, not yet settled	—	5,878	—
Bank owned life insurance	30,902	15,564	15,321
Other assets	33,645	25,899	33,466
Total assets	$1,866,128	$1,886,938	$1,750,539

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$505,782	$564,215	$546,229
Interest-bearing demand and NOW	332,541	285,679	270,940
Money market	319,957	312,724	280,767
Savings	105,853	100,704	97,497
Time	185,118	191,434	183,504
Total deposits	1,449,251	1,454,756	1,378,937
Securities sold under agreement to repurchase and federal funds purchased	24,894	67,040	13,028
Borrowings	167,903	110,163	110,170
Subordinated debentures	25,774	41,239	41,239
Securities purchased, not yet settled	5,000	16,943	12,557
Interest payable and other liabilities	7,982	8,597	14,487
Total liabilities	1,680,804	1,698,738	1,570,418

Stockholders’ equity:
Common stock and Additional paid-in capital - Common stock	706,086	705,389	705,058
Accumulated deficit	(412,389)	(417,957)	(423,907)
Accumulated other comprehensive income (loss)	(5,910)	3,165	1,333
Treasury stock	(102,463)	(102,397)	(102,363)
Total stockholders’ equity	185,324	188,200	180,121
Total liabilities and stockholders’ equity	$1,866,128	$1,886,938	$1,750,539

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$14,104	$14,511	$28,186	$28,993
Investment securities:
Taxable	2,322	2,366	4,587	4,759
Tax-exempt	786	618	1,579	1,235
Dividends	170	153	326	311
Federal funds sold and other	67	58	101	100
Total interest income	17,449	17,706	34,779	35,398
Interest expense:
Deposits	615	711	1,250	1,488
Securities sold under agreement to repurchase and federal funds purchased	11	12	29	24
Borrowings	849	827	1,667	1,654
Subordinated debentures	235	773	716	1,549
Total interest expense	1,710	2,323	3,662	4,715
Net interest income	15,739	15,383	31,117	30,683
Provision for loan losses	—	500	—	1,500
Net interest income, after provision for loan losses	15,739	14,883	31,117	29,183
Noninterest income:
Customer service and other fees	3,018	2,382	5,638	4,653
Gain on sale of securities	54	342	54	964
Gain on sale of SBA loans	287	—	423	—
Other	352	187	546	393
Total noninterest income	3,711	2,911	6,661	6,010
Noninterest expense:
Salaries and employee benefits	7,213	6,614	14,654	13,471
Occupancy expense	1,598	1,972	3,210	3,991
Furniture and equipment	745	783	1,506	1,604
Amortization of intangible assets	706	761	1,413	1,523
Other real estate owned, net	(257)	461	77	813
Insurance and assessments	641	881	1,249	1,689
Professional fees	853	856	1,764	1,484
Prepayment penalty on long term debt	—	—	629	—
Impairment of long-lived assets	—	2,750	—	2,750
Other general and administrative	2,380	2,438	4,569	4,673
Total noninterest expense	13,879	17,516	29,071	31,998
Income before income taxes	5,571	278	8,707	3,195
Income tax expense (benefit)	1,753	(5,914)	2,617	(5,914)
Net income	$3,818	$6,192	$6,090	$9,109

Earnings per common share—basic:	$0.18	$0.30	$0.29	$0.44
Earnings per common share—diluted:	0.18	0.30	0.29	0.44

Dividend declared per common share:	$0.03	$—	$0.03	$—

Weighted average common shares outstanding-basic:	20,860,228	20,782,861	20,854,858	20,780,713
Weighted average common shares outstanding-diluted:	20,941,486	20,847,792	20,934,521	20,857,264

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	June 30,	December 31,	June 30,	June 30,	June 30,
	2013	2012	2012	2013	2012
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned loan fees	$1,215,104	$1,129,893	$1,110,035	$1,189,883	$1,107,358
Securities	503,019	451,342	388,959	500,784	383,040
Other earning assets	28,826	159,038	103,783	47,051	93,446
Average earning assets	1,746,949	1,740,273	1,602,777	1,737,718	1,583,844
Other assets	101,695	102,939	104,085	97,223	103,854
Total average assets	$1,848,644	$1,843,212	$1,706,862	$1,834,941	$1,687,698

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$510,596	$521,000	$502,209	$514,583	$475,571
Interest-bearing deposits	923,931	895,729	847,074	910,367	855,684
Average deposits	1,434,527	1,416,729	1,349,283	1,424,950	1,331,255
Other interest-bearing liabilities	214,856	232,004	175,053	211,539	174,502
Other liabilities	8,280	8,736	6,581	8,604	7,431
Total average liabilities	1,657,663	1,657,469	1,530,917	1,645,093	1,513,188
Average stockholders’ equity	190,981	185,743	175,945	189,848	174,510
Total average liabilities and stockholders’ equity	$1,848,644	$1,843,212	$1,706,862	$1,834,941	$1,687,698

GUARANTY BANCORP

Unaudited Credit Quality Measures

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
	(Dollars in thousands)
Nonaccrual loans and leases	$19,430	$31,482	$13,692	$21,185	$21,291
Accruing loans past due 90 days or more	84	40	224	543	—
Total nonperforming loans	$19,514	$31,522	$13,916	$21,728	$21,291

Other real estate owned and foreclosed assets	6,460	8,606	19,580	23,532	24,640
Total nonperforming assets	$25,974	$40,128	$33,496	$45,260	$45,931

Total classified assets	$36,590	$52,535	$58,635	$74,514	$77,910

Nonperforming loans	$19,514	$31,522	$13,916	$21,728	$21,291
Performing trouble debt restructurings	2,675	1,268	3,838	—	—
Allocated allowance for loan losses	(1,524)	(6,474)	(2,654)	(3,774)	(1,859)
Net investment in impaired loans	$20,665	$26,316	$15,100	$17,954	$19,432

Accruing loans past due 30-89 days	$6,873	$3,686	$4,270	$7,678	$18,448

Charged-off loans	$4,996	$1,523	$1,199	$1,067	$2,062
Recoveries	(1,154)	(441)	(1,244)	(357)	(794)
Net charge-offs	$3,842	$1,082	$(45)	$710	$1,268

Provision for loan loss	$—	$—	$(3,500)	$—	$500

Allowance for loan losses	$20,218	$24,060	$25,142	$28,597	$29,307

Allowance for loan losses to loans, net of unearned loan fees	1.63%	2.04%	2.17%	2.56%	2.64%
Allowance for loan losses to nonaccrual loans	104.06%	76.42%	183.63%	134.99%	137.65%
Allowance for loan losses to nonperforming loans	103.61%	76.33%	180.67%	131.61%	137.65%
Nonperforming assets to loans, net of unearned loan fees and other real estate owned	2.08%	3.37%	2.84%	3.96%	4.05%
Nonperforming assets to total assets	1.39%	2.18%	1.78%	2.47%	2.62%
Nonaccrual loans to loans, net of unearned loan fees	1.57%	2.67%	1.18%	1.89%	1.92%
Nonperforming loans to loans, net of unearned loan fees	1.57%	2.67%	1.20%	1.94%	1.92%
Annualized net charge-offs to average loans	1.27%	0.38%	(0.02)%	0.26%	0.46%